Exhibit 99.5

Part II, Item 7,  Management’s Discussion and Analysis of Financial Condition and Results of Operation, is updated from the Management’s Discussion included in our Annual Report on Form 10-K for the year ended December 31, 2006, to conform the discussion to our new segment structure, as disclosed in note 15 of the notes to the consolidated financial statements filed with this report as Exhibit 99.7, and to facilitate investors’ understanding of our financial information and results of operations.  Unless otherwise indicated, all information is as of December 31, 2006.

PART II

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion and analysis should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements included in this Form 8-K.

Management’s Overview

Epiq is a provider of technology-based solutions for the legal and fiduciary services industries.  Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters.  Our clients include law firms, corporate legal departments, bankruptcy trustees and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.  We have three operating segments: electronic discovery, bankruptcy trustees, and settlements and claims.

We have acquired a number of businesses during the past several years.  In January 2003, we acquired BSI, which expanded our offerings to include settlements and claims administrative solutions for the Chapter 11 corporate restructuring market.  In January 2004, we acquired Poorman-Douglas, which expanded our claims and settlements administrative offerings to support of the class action and mass tort market.  In October 2005, we acquired Hilsoft Notifications,  which enhanced our expert legal notification services related to our settlements and claims business.  In November 2005, we acquired nMatrix to expand our product and service offerings to include electronic discovery.

Electronic Discovery Segment

Our electronic discovery business provides processing and search and review services to companies and the litigation departments of law firms.  Our eDataMatrix™ software  analyzes, filters, deduplicates and produces documents for review.  Produced documents are made available primarily through our hosted website, and our DocuMatrix™ software allows for efficient plaintiff and defendant counsel review and data requests.

Our customers are typically large corporations that use our products and services cooperatively with their legal counsel to manage the electronic discovery process for complex litigation matters.

The substantial increase of electronic documents by businesses has changed the dynamics of how attorneys support discovery in complex litigation matters.  According to the 2006 Socha-Gelbmann Electronic Discovery Survey, the 2005 domestic commercial electronic discovery revenues were estimated at $1.3 billion, an approximate 56% increase from 2004.  According to this same source, the market is expected to continue to grow at a substantial rate from 2006 to 2008, with expected increases of approximately 30% to 35% each year.  Due to the increasing complexity of cases, the increasing volume of data that are maintained electronically, and the increasing volume of documents that are produced in all types of litigation, law firms are increasingly reliant on electronic evidence management systems to organize and manage the electronic discovery process.

Significant sources of revenue include:

•                  Fees related to the conversion of data into an organized, searchable electronic database. The amount we earn varies primarily on the size (number of documents) and complexity of the engagement; and

•                  Hosting fees based on the amount of data stored.

Bankruptcy Trustee Segment

Our bankruptcy trustee business addresses the needs of Chapter 7 and Chapter 13 bankruptcy trustees.

•                  Chapter 7 is a liquidation bankruptcy for individuals or businesses that, as measured by the number of new cases filed in 2006, accounted for approximately 75% of all bankruptcy filings.  In a Chapter 7 case, the debtor’s assets are liquidated and the resulting cash proceeds are used by the Chapter 7 bankruptcy trustee to pay creditors.  Chapter 7 cases typically last several years.

•                  Chapter 13 is a reorganization model of bankruptcy for individuals that, as measured by the number of new cases filed in 2006, accounted for approximately 24% of all bankruptcy filings.  In a Chapter 13 case, debtors make periodic cash payments into a reorganization plan and a Chapter 13 bankruptcy trustee uses these cash payments to make monthly distributions to creditors.  Chapter 13 cases typically last between three and five years.

The participants in Chapter 7 and Chapter 13 bankruptcy proceeding include a professional bankruptcy trustee, who is responsible for administering the bankruptcy case, the debtor, the debtor’s counsel, the creditors, and the bankruptcy judge.

Our end-user customers are professional bankruptcy trustees.  The Executive Office for United States Trustees, a division of the U.S. Department of Justice, appoints all bankruptcy trustees.  A United States Trustee is appointed in most federal court districts and generally has responsibility for overseeing the integrity of the bankruptcy system.  The bankruptcy trustee’s primary responsibilities include liquidating the debtor’s assets or collecting funds from the debtor, distributing the collected funds to creditors pursuant to the orders of the bankruptcy court and preparing regular status reports for the Executive Office for United States Trustees and for the bankruptcy court.  Trustees manage an entire caseload of bankruptcy cases simultaneously.

The application of Chapter 7 bankruptcy regulations has the practical effect of discouraging trustee customers from incurring direct administrative costs for computer system expenses.  As a result, we have developed marketing arrangements with various financial institutions under which we provide the bankruptcy trustee case management software and related services and the financial institution provides the bankruptcy trustee with deposit-related banking services.  Our most significant marketing arrangement is with Bank of America, our primary depository institution.  The bankruptcy trustee segment’s primary source of revenue is deposit-based fees, earned primarily on a percentage of Chapter 7 total liquidated assets placed on deposit with a designated financial institution by our trustee clients, to whom we provide, at no charge, software licenses, limited hardware and hardware maintenance, and postcontract customer support (PCS) services, as well as the number of cases managed by a Chapter 13 bankruptcy trustee.  The fees we earn based on total liquidated assets placed on deposit by our trustee clients may vary based on fluctuations in short-term interest rates.

Prior to October 2003, our primary depository institution engaged us to provide the trustees with software upgrades in the first and second quarter of each year.  These software upgrades were documented in arrangements which were separate from our volume-based fee arrangement.  Once the upgrade was delivered to the trustees and we had provided satisfactory evidence of the delivery, we would invoice the primary depository institution for the agreed upon amount and recognize revenue related to the software upgrade.

In October 2003, we entered into a new arrangement (the 2003 Arrangement) with our primary depository institution.  As a part of the 2003 Arrangement, we agreed to continue to perform each of our first and second quarter software upgrades through the term of the arrangement, and the primary depository institution agreed to compensate us for these upgrades on terms similar to our historical terms when we delivered the upgrades on a standalone basis.  As the 2003 Arrangement included volume-based pricing related to our software license, hardware and postcontract customer support services, as well as pricing related to software upgrades and special projects, the 2003 Arrangement was considered a bundled arrangement.  As the 2003 Arrangement involved the delivery of software, we accounted for this arrangement pursuant to Statement of Position 97-2, Software Revenue Recognition (SOP 97-2).  For bundled arrangements, SOP 97-2 requires that for separate elements of the arrangement, such as software upgrades, we must be able to establish vendor specific objective evidence (VSOE) of fair value.  VSOE is established based on the price charged when the same element is sold on a standalone basis.  Although we historically sold software upgrades on a standalone basis, each software upgrade is considered a separate product and, therefore, we determined that the price of prior software upgrades cannot be used to establish the price of future software upgrades.  As the primary financial institution was our only payee for software upgrades during the period of the 2003 Arrangement, we were unable to establish VSOE for the software upgrades.  Under SOP 97-2, if VSOE cannot be established for software upgrades, then consideration received under the 2003 Arrangement, except for consideration related to the provision of hardware and hardware maintenance, must be deferred until all software upgrades have been delivered.  Under the terms of the 2003 Arrangement, the final software upgrade was delivered in the second quarter of 2006.  Although, during the period of the 2003 Arrangement, we continued to invoice, and the primary financial institution continued to pay, our volume-based fees related to software licenses and postcontract customer support as well as our semi-annual software upgrades, we did not recognize these amounts as revenue.  Instead, these amounts were recorded as deferred revenue liability through the first quarter of 2006.  Substantially all deferred revenue was recognized during the second quarter of 2006 when the final upgrade was delivered. The remaining amount of deferred revenue was recognized during the third quarter of 2006 when the 2003 Arrangement terminated.  Throughout the period of the 2003 Arrangement, we continued to recognize revenue related to the hardware and hardware maintenance we provided to Chapter 7 trustees as this revenue is accounted for pursuant to Statement of Financial Accounting Standards No. 13 (SFAS 13), Accounting for Leases.  This revenue is a relatively minor component of the 2003 Arrangement.

During February 2006, we entered into a new arrangement with our primary depository institution, which became effective October 1, 2006.  As specified software upgrades and special projects are not contained in this contract, this arrangement does not require the deferral of revenue.  As a result, the revenue is recognized as explained under “Critical Accounting Policies – Revenue recognition – Software Arrangements” below.

Settlements and Claims Segment

Our settlements and claims segment supports the administration of complex legal proceedings that involve notification of a class of claimants or creditors and the administration of funds related to settlement with the class of claimants or creditors for Chapter 11 bankruptcies and class action and mass tort lawsuits.

Chapter 11 is a reorganization model of bankruptcy for corporations that, as measured by the number of new cases filed in fiscal 2006, accounted for approximately 1% of all bankruptcy filings.  Chapter 11 generally allows a company, often referred to as the debtor-in-possession, to continue operating under a plan of reorganization to restructure its business and to modify payment terms of both secured and unsecured obligations.  Chapter 11 cases may last several years.  Key participants include the debtor-in-possession, the debtor’s counsel, the creditors, the creditors’ counsel, and the bankruptcy judge.

Class action and mass tort refer to litigation in which class representatives bring a lawsuit against a defendant company or other persons on behalf of a large group of similarly affected persons (the class).  Mass tort refers to class action cases that are particularly large or prominent.  The class action and mass tort marketplace is significant, with estimated annual tort claim costs of approximately $260 billion in 2005, according to an update study issued in 2006 by Towers Perrin.  Administrative costs, which include costs, other than defense costs, incurred by either the insurance company or self-insured entity in the administration of claims, comprise approximately 20% of this total.  Key participants in this marketplace include law firms that specialize in representing class action and mass tort plaintiffs and other law firms that specialize in representing defendants.  Class action and mass tort litigation is often complex and the cases, including administration of any settlement, may last several years.

Our customers are companies that are administering the settlement or resolution of class action cases and debtor corporations that have filed a plan of reorganization.  We sell our services directly to those customers; however, our relationships with other interested parties, including legal counsel, often provide access to these customers.

Significant sources of revenue include:

•                  Fees contingent upon the month-to-month delivery of case management services, such as claims processing, claims reconciliation, professional services, call center support, and controlled disbursements.  The amount we earn varies primarily on the size and complexity of the engagement;

•                  Legal noticing services to parties of interest in corporate restructuring bankruptcy and class action matters, including media campaign and advertising management, in which we coordinate notification through various media outlets, such as print, radio and television, to potential parties of interest for a particular client engagement, and

•                Reimbursement for costs incurred related to postage on mailing services.

Critical Accounting Policies

We consider our accounting policies related to revenue recognition, share-based compensation, business combinations, goodwill, and identifiable intangible assets to be critical policies in understanding our historical and future performance.

Revenue recognition.  We provide two groups or classes of services – case management services and document management services.  Case management solutions provide clients with integrated technology-based products and services for the automation of various administrative tasks.  Document management solutions include proprietary technology and production services to ensure timely, accurate and complete execution of the many documents associated with multi-faceted legal cases and communications applications.

Significant sources of revenue include:

•                  Fees contingent upon the month-to-month delivery of management services defined by client contracts, such as claims processing, claims reconciliation, professional services, call center support, and conversion of data into an organized, searchable electronic database. The amount we earn varies based primarily on the size and complexity of the engagement;

•                  Hosting fees based on the amount of data stored;

•                  Deposit-based fees from financial institutions, primarily based on a percentage of total liquidated assets placed on deposit at that financial institution by our bankruptcy trustee clients, to whom we provide, at no charge, software licenses, limited hardware and hardware maintenance, and postcontract customer support (PCS) services,

•                  Legal noticing services to parties of interest in bankruptcy and class action matters, including media campaign and advertising management, in which we coordinate notification through various media outlets, such as print, radio and television, to potential parties of interest for a particular client engagement, and

•                  Reimbursement for costs incurred related to postage on mailing services.

Software Arrangements

For our Chapter 7 bankruptcy trustee arrangements, we provide our trustee clients with a software license, hardware lease, hardware maintenance, and postcontract customer support (PCS) services, all at no charge to the trustee.  The trustees place their liquidated estate deposits with a financial institution with which we have an arrangement.  We earn contingent monthly fees from the financial institutions based on the dollar level of average monthly deposits placed by the trustees with that financial institution, from the financial institution related to the software license, hardware lease, hardware maintenance, and PCS services.  We account for the software license and PCS elements in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2).  Since we have not established vendor specific objective evidence (VSOE) of the fair value of the software license, we do not recognize any revenue on delivery of the software.  The software element is deferred and included with the remaining undelivered element, which is PCS.  This revenue, when recognized, is included as a component of case management services revenue.  Revenue related to PCS is entirely contingent on the placement of liquidated estate deposits by the trustee with the financial institution.  Accordingly, except for the arrangement described in the following paragraph, we recognize this contingent usage based revenue consistent with the guidance provided by the American Institute of Certified Public Accountants’ Technical Practice Aid (TPA) 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition as the fee becomes fixed or determinable at the time actual usage occurs and collectibility is probable.  This occurs monthly as a result of the computation, billing and collection of monthly deposit fees contractually agreed to.  At that time, we have also satisfied the other revenue recognition criteria contained in SOP 97-2, since we have persuasive evidence that an arrangement exists, services have been rendered, the price is fixed and determinable, and collectibility is reasonably assured.

Effective October 1, 2003, we entered into an arrangement with our primary depository financial institution under which we delivered two specified upgrades annually with the last specified upgrade occurring in the second quarter of 2006.  This arrangement included specific pricing for each software upgrade and certain special projects in addition to the contingent deposit-based pricing related to the software license, hardware, hardware maintenance, and PCS to each trustee client.  Therefore, the software upgrades and special projects are part of a bundled arrangement.  Each software upgrade is considered a separate and discrete product and, as we do not sell each software upgrade on a standalone basis, we were unable to establish VSOE of the fair value of the software upgrades.  As a result, the licensed software, software upgrade, special projects and PCS are a combined unit of accounting.  Revenue for this combined unit of accounting, when recognized, is included as a component of case management services revenue.  Since we did not have VSOE of the fair value of each separate upgrade, we deferred recognition of substantially all revenue under this arrangement until the final upgrade was delivered.  The ongoing costs related to this arrangement were recognized as expense when incurred.  On delivery of the final upgrade during the second quarter of 2006, the only remaining undelivered element was PCS services.  In accordance with SOP 97-2, on delivery of the final software upgrade, we recognized revenue previously deferred on a proportionate basis over the three year term of the contract.  As the contract terminated September 30, 2006, during 2006 we recognized approximately $59.7 million of revenue which had been deferred as of December 31, 2005.

We also provide our trustee clients with certain hardware, such as desktop computers, monitors, and printers, and hardware maintenance.  We retain ownership of all hardware provided and, based on guidance provided in EITF 01-8, Determining Whether an Arrangement Contains a Lease, we account for this hardware as a lease.  As the hardware maintenance arrangement is an executory contract similar to an operating lease, we use guidance related to contingent rentals in operating lease arrangements for hardware maintenance as well as for the hardware lease.  Since the payments under all of our arrangements are contingent upon the level of trustee deposits and the delivery of upgrades and other services, there remain important uncertainties regarding the amount of unreimbursable costs yet to be incurred by us, we account for the hardware lease as an operating lease in accordance with SFAS 13, Accounting for Leases.  Therefore, all lease payments, based on the estimated fair value of hardware provided, were accounted for as contingent rentals under EITF Issue No. 98-9, Accounting for Contingent Rent and SAB Topic 13, which requires that we recognize rental income when the changes in the factor on which the contingent lease payment is based actually occur.  This occurs at the end of each period as we achieved our target when deposits are held at the depository financial institution as, at that time, evidence of an arrangement exists, delivery has occurred, the amount has become fixed and determinable, and collection is reasonably assured.  This revenue, which is less than ten percent of our total revenue, is included as a component of case management services revenue.

Other Arrangements

Services related to electronic discovery and settlements and claims are billed based on volume and are evaluated pursuant to Emerging Issues Task Force (EITF) 00-21, Revenue Arrangements with Multiple Deliverables.  For these contractual arrangements, we have identified the following deliverable services:

•                  Electronic Discovery

•               Data processing

•               Hosting

•                  Settlements and Claims

•               Consulting

•               Claims administration

•               Printing and mailing

•               Record management

•               Notice campaigns

•               Toll free customer support

•               Web site design/hosting

Based on our evaluation of each element, we have determined that each element delivered has standalone value to our customers because we or other vendors sell such services separately from any other services/deliverables.  We have also obtained objective and reliable evidence of the fair value of each element based either on the price we charge when we sell an element on a standalone basis or based on third-party evidence of fair value of such services.  Lastly, our arrangements do not include general rights of return.  Accordingly, each of the service elements in our multiple element case and document management arrangements qualifies as a separate unit of accounting under EITF 00-21.  We allocate revenue to the various units of accounting in our arrangements based on the fair value of each unit of accounting, which is generally consistent with the stated prices in our arrangements. As we have evidence of an arrangement, revenue for each separate unit of accounting is recognized each period in accordance with Staff Accounting Bulletin Topic 13, Revenue Recognition (SAB Topic 13).  As the services are rendered, our fee becomes fixed and determinable, and collectibility is reasonably assured.  Payments received in advance of satisfaction of the related revenue recognition criteria are recognized as a customer deposit until all revenue recognition criteria have been satisfied.

Reimbursements

We have revenue related to the reimbursement of certain costs, primarily postage.  Consistent with guidance provided by EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, reimbursed postage and other reimbursable direct costs are recorded gross in the consolidated statement of operations as “Operating revenue from reimbursed direct costs” and as “Reimbursed direct costs”.

Share-based compensation.  Effective January 1, 2006, we began accounting for share-based compensation under SFAS No. 123R, Share-Based Payment (SFAS 123R).  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize that cost over the period during which an employee is required to provide service in exchange for the award.  As a result of our adoption of SFAS No. 123R, during the year ended December 31, 2006 we recognized expense related to share options issued prior to but unvested as of January 1, 2006 as well as expense related to share options issued subsequent to January 1, 2006.  For share options issued prior to but unvested as of January 1, 2006, compensation expense was based on the fair value of those share options as calculated using the Black-Scholes option valuation model at the date the share options were issued. Key assumptions for the Black-Scholes option valuation model include expected volatility, expected term of share options granted, the expected risk-free interest rate, and the expected dividend rate.  For share options issued during the year ended December 31, 2006, the share options were also valued using the Black-Scholes option valuation models and with key assumptions related to expected volatility, expected term of share options granted, the expected risk-free interest rate, and the expected dividend rate.  We estimate our expected volatility based on implied volatilities from traded share options on our stock and on our stock’s historical volatility.  We have estimated the expected term of our share options based on the historical exercise pattern of groups of employees that have similar historical exercise behavior.  The expected risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.  Historically, we have not paid dividends and we do not anticipate paying dividends in the foreseeable future; accordingly, our expected dividend rate is zero.  We recognize this expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award.  Due to the numerous assumptions involved in calculating share-based compensation expense, the expense recognized in our consolidated financial statements may differ significantly from the value realized by employees on exercise of the share-based instruments.  In accordance with the methodology prescribed by SFAS 123R, we do not adjust our recognized compensation expense to reflect these differences.  Recognition of share-based compensation expense had, and will likely continue to have, a material affect on our direct costs and general and administrative line items within our consolidated statements of operations and also may have a material affect on our deferred income taxes and additional paid-in capital line items within our consolidated balance sheets.  Adoption of SFAS No. 123R affects the classification within our consolidated statement of cash flows of certain tax benefits as certain tax benefits formerly classified as an operating cash flow are now classified as a financing cash flow.  To date, the only share-based compensation we have issued is share options.

Business combination accounting.  We have acquired a number of businesses during the last several years, and we may acquire additional businesses in the future.  Business combination accounting, often referred to as purchase accounting, requires us to determine the fair value of all assets acquired, including identifiable intangible assets, and liabilities assumed.  The cost of the acquisition is allocated to the assets acquired and liabilities assumed in amounts equal to the fair value of each asset and liability, and any remaining acquisition cost is classified as goodwill.  This allocation process requires extensive use of estimates and assumptions, including estimates of future cash flows to be generated by the acquired assets.  Certain identifiable intangible assets, such as customer lists and covenants not to compete, are amortized on a straight-line basis over the intangible asset’s estimated useful life.  The estimated useful life of amortizable identifiable intangible assets ranges from one to fourteen years.  Goodwill is not amortized.  Accordingly, the acquisition cost allocation has had, and will continue to have, a significant impact on our current operating results.

Goodwill.  We assess goodwill, which is not subject to amortization, for impairment as of each July 31 and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  This assessment is performed at a reporting unit level.  A reporting unit is a component of a segment that constitutes a business, for which discrete financial information is available, and for which the operating results are regularly reviewed by management.  We develop an estimate of the fair value of each reporting unit, using both a market approach and an income approach.  If potential for impairment exists, the fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill.  For each reporting unit, the fair value estimate for our 2006 annual assessment was consistent with the fair value estimate for our 2005 annual assessment.

A change in events or circumstances, including a decision to hold an asset or group of assets for sale, a change in strategic direction, or a change in the competitive environment could adversely affect the fair value of one or more reporting units.

The estimate of fair value is highly subjective and requires significant judgment.  If we determine that the fair value of any reporting unit is less than the reporting unit’s carrying value, then we will recognize an impairment charge.  If goodwill on our consolidated balance sheet becomes impaired during a future period, the resulting impairment charge could have a material impact on our results of operations and financial condition.  Our recognized goodwill totaled $260.6 million as of December 31, 2006.

Identifiable intangible assets.  Each period we evaluate whether events and circumstances warrant a revision to the remaining estimated useful life of each identifiable intangible asset.  If events and circumstances warrant a change to the estimate of an identifiable intangible asset’s remaining useful life, then the remaining carrying amount of the identifiable intangible asset would be amortized prospectively over that revised remaining useful life.  Furthermore, information developed during our annual assessment, or other events and circumstances, may indicate that the carrying value of one or more identifiable intangible assets is not recoverable and its fair value is less than the identifiable intangible asset’s carrying value and would result in recognition of an impairment charge.

A change in the estimate of the remaining life of one or more identifiable intangible assets or the impairment of one or more identifiable intangible assets could have a material impact on our results of operations and financial condition.  Our identifiable intangible assets’ carrying value, net of amortization, was $43.8 million as of December 31, 2006.

Results of Operations for the Year Ended December 31, 2006 Compared with the Year Ended December 31, 2005

To enhance comparability of the results for the year ended December 31, 2006 to the prior year, we separately identify the operating results of recently acquired entities, nMatrix, Hilsoft, and Epiq Advisory Services (collectively, the recently acquired entities), which were not included in our operating results for all or a substantial portion of the prior year.

Revenue

Total revenue from operations of $224.2 million for the year ended December 31, 2006 represents an approximate $117.9 million, or 111%, increase compared with $106.3 million of revenue for the prior year.  Total revenue includes operating revenue from reimbursed direct costs, which are presented as a separate line item captioned “Operating revenue from reimbursed direct costs” on our consolidated statement of operations.  While operating revenue from reimbursed direct costs may fluctuate significantly from period to period, these fluctuations have a minimal effect on our income (loss) from operations as we realize little or no margin from this revenue.  Operating revenue before reimbursed direct costs, also presented as a separate line item on our consolidated statement of operations, increased $117.0 million, or approximately 142%, to $199.7 million for the year ended December 31, 2006 compared with $82.7 million for the same period in the prior year.  This increase is primarily the result of an approximate $109.4 million increase in case management revenue combined with an approximate $7.6 million increase in document management revenue.  All revenue is directly related to a segment and changes in revenue by segment are discussed below.

Operating Expenses

Direct cost of services increased approximately $18.1 million, or 60% to $48.3 million for the year ended December 31, 2006 compared with $30.2 million for the prior year.  This increase is primarily attributable to an approximate $16.0 million increase in direct costs of services related to our recently acquired entities.  Changes by segment are discussed below.

Direct cost of bundled software license, software upgrade and postcontract customer support services increased approximately $0.1 million, or approximately 3%, to $3.9 million for the year ended December 31, 2006 compared with $3.8 million for the prior year primarily as a result of increased compensation costs.  Changes by segment are discussed below.

Reimbursed direct costs increased approximately $0.8 million, or approximately 3%, to $24.6 million for the year ended December 31, 2006 compared with $23.8 million for the prior year.  This increase directly corresponds to the increase in operating revenue from reimbursed direct costs.  Changes by segment are discussed below.

General and administrative expenses increased $23.0 million, or approximately 74%, to $54.1 million for the year ended December 31, 2006 compared with $31.1 million for the prior year.  Approximately $12.7 million of this increase is attributable to our recently acquired entities.  The remainder of the increase is primarily attributable to the combination of a $6.7 million increase in compensation expense, primarily related to the recognition of share-based compensation expense resulting from the adoption of SFAS 123R, and increases in administrative expenses to support the expansion of our business, including an approximate $2.1 million increase in travel and promotional expense.  Changes by segment are discussed below.

Depreciation and software and leasehold amortization expenses increased $2.8 million, or approximately 39%, to $10.1 million for the year ended December 31, 2006 compared with $7.3 million for the prior year, primarily as a result of an approximate $2.2 million increase related to our recently acquired entities.  The remainder of the increase is primarily the result of a $0.7 million increase in internally developed software amortization due to our continued investment in software development.

Amortization of intangibles increased approximately 72% to $11.6 million for the year ended December 31, 2006 compared with $6.8 million for the prior year, primarily related to an increase in identifiable intangible assets related to our recently acquired entities.

Acquisition related expenses of $0.3 million for the year ended December 31, 2006 result from non-capitalized expenses for bonuses, legal, accounting and valuation services, and travel incurred in connection with potential and completed transactions compared to $3.0 million for the prior year.

Interest Expense

Interest expense increased $6.7 million, to $13.5 million for the year ended December 31, 2006 compared with $6.8 million of interest expense for the prior year.  This increase primarily relates to an approximate $6.2 million increase in interest expense related to our credit facility, primarily as a result of an increase in borrowings to finance our November 2005 electronic discovery acquisition.

Effective Tax Rate

Our effective tax rate to record tax expense was 39.4% for the year ended December 31, 2006 compared with an effective rate to record the tax benefit related to our net loss of 38.4% for the prior year.  The change in our 2006 effective tax rate compared to the prior year’s benefit is primarily the result of the effect of nondeductible expenses on pre-tax income in 2006 versus a pre-tax loss in 2005. Our tax rate is higher than the statutory federal rate of 35% primarily due to state taxes.  Several of our subsidiaries operate primarily in New York City and are subject to state and local tax rates which are higher than the tax rates assessed by other jurisdictions where we operate.   Deferred revenue recognized during 2006 was related primarily to lower tax rate jurisdictions leading to a lower effective tax rate than what we expect in the future.

Net Income (Loss)

We had net income of $35.1 million for the year ended December 31, 2006 compared with a net loss of $3.8 million for the prior year.  This change is primarily the result of an $85.9 million increase in revenue from case management bundled software license, software upgrade and postcontract customer support services, partly offset by $22.8 million in tax expense for the year ended December 31, 2006 compared with a tax benefit of $2.4 million for the prior year, a $7.7 million increase in depreciation and software and intangible asset amortization expenses, a $6.7 million increase in interest expense, and a $5.4 million increase in share-based compensation expense.  The increase in case management bundled revenue, as more fully explained under the “Bankruptcy Trustee Segment” caption below, primarily related to the recognition during 2006 of revenue which was deferred beginning in October 2003.  The change in tax expense is largely the result the recognition of income during 2006 compared with a loss during the prior year.  The increase in depreciation and software and intangible asset amortization expense is largely attributable to the depreciation and amortization of assets acquired by acquisition during 2005 and 2006, primarily assets related to our electronic discovery acquisition.  The increase in interest expense is primarily the result of additional bank debt incurred to finance these acquisitions.  The increase in share-based compensation expense resulted from the adoption as of January 1, 2006, of the SFAS 123R, which resulted in recognition of expense related to issued and unvested stock options.

Business Segments

The following management discussion and analysis is presented on a basis consistent with the segment disclosure contained in note 15 of the notes to consolidated financial statements.

Electronic Discovery Segment

We entered the electronic discovery market through our acquisition of nMatrix on November 15, 2005, and nMatrix has been included in our results of operations since that date.  Electronic discovery operating revenue before reimbursed direct costs increased approximately $27.8 million to $31.4 million for the year ended December 31, 2006 compared with $3.6 million for the prior year.  This increase is primarily attributable to the inclusion of a full year of operating results for the year ended December 31, 2006 compared with the inclusion of less than two months of operating results for the year ended December 31, 2005.

Electronic discovery direct costs and general and administrative expenses increased to $17.0 million for the year ended December 31, 2006 compared with $1.1 million for the same period in the prior year.  This increase is primarily attributable to the inclusion of a full year of operating results for the year ended December 31, 2006 compared with the inclusion of less than two months of operating results for the year ended December 31, 2005.

Bankruptcy Trustee Segment

Bankruptcy trustee operating revenue before reimbursed direct costs increased approximately $85.1 million to $94.2 million for the year ended December 31, 2006 compared with $9.1 million for the prior year.  This increase is due primarily to an $85.9 million increase in revenue from case management bundled software license, software upgrades and postcontract customer support services.  This increase primarily relates to a bundled arrangement which began October 1, 2003 and ended September 30, 2006.  As of December 31, 2005, we had deferred recognition of $59.7 million in revenue pending delivery of a final specified software upgrade under the contract provisions.  As a result of this final delivery, we recognized the $59.7 million of previously deferred revenue during 2006.  Additionally, we recognized, through the end of the arrangement, revenue for bundled software license, software upgrades and postcontract customer support services delivered during 2006.  We also recognized revenue related to software licenses and postcontract customer support services delivered under a new arrangement, which commenced October 1, 2006.

Bankruptcy trustee direct costs and general and administrative expenses decreased slightly to $11.4 million for the year ended December 31, 2006 compared with $11.9 million for the prior year, reflecting a bankruptcy trustee operating cost structure for 2006 that was consistent with the prior year’s cost structure.

Settlements and Claims Segment

Settlements and claims operating revenue before reimbursed direct costs increased approximately $4.2 million to $74.1 million for the year ended December 31, 2006 compared with $69.9 million for the prior year.  This increase is primarily attributable to an $11.8 million increase in advertising noticing revenue, primarily due to the inclusion of Hilsoft operating results for the entire year compared with inclusion of only two months operating results for the prior year, partially offset by a decline in noticing servicing revenue and professional fees primarily as a result of fewer class action retentions.

Settlement and claims direct costs and general and administrative expenses, including reimbursed direct costs, increased approximately $16.2 million, or approximately 25%, to $80.8 million for the year ended December 31, 2006 compared with $64.6 million for the same period in the prior year.  This increase is primarily attributable to a $10.3 million increase in advertising noticing expense, primarily due to the inclusion of Hilsoft operating results for the entire year compared with inclusion of only two months operating results for the prior year, combined with a $2.5 million increase in outside services costs and a $0.7 million increase in reimbursable direct costs.  Advertising noticing expense generally fluctuates directly with advertising noticing revenue and outside services costs will vary depending on the timing of cases and the specific services required by the client.

Results of Operations for the Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

Consolidated Results

Revenue

Total revenue from operations of $106.3 million for the year ended December 31, 2005 represents an approximate $7.9 million, or 8%, increase compared with $98.4 million of revenue for the prior year.  Total revenue includes operating revenue from reimbursed direct costs, which are presented as a separate line item captioned “Operating revenue from reimbursed direct costs” on our consolidated statement of operations.  While operating revenue from reimbursed direct costs may fluctuate significantly from period to period, these fluctuations have a minimal effect on our income (loss) from operations as we realize little or no margin from this revenue.  Operating revenue before reimbursed direct costs, also presented as a separate line item on our consolidated statement of operations, increased $4.7 million, or approximately 6%, to $82.7 million for the year ended December 31, 2005 compared with $78.0 million for the same period in the prior year.  All revenue is directly related to a segment and changes in revenue by segment are discussed below.

Operating Expenses

Direct cost of services decreased approximately $7.2 million, or 19% to $30.2 million for the year ended December 31, 2005 compared with $37.4 million for the prior year.  Excluding our subsidiaries acquired during 2005, direct costs of services decreased $8.1 million, or approximately 22%, compared with the prior year.  This decrease is primarily the result of a decrease in cost of advertising.  Changes by segment are discussed below.

Direct cost of bundled software license, software upgrade and postcontract customer support services increased approximately $1.0 million to $3.8 million for the year ended December 31, 2005 compared with $2.8 million for the prior year primarily as a result of increased compensation costs.  Changes by segment are discussed below.

Reimbursed direct costs increased approximately 18% to $23.8 million for the year ended December 31, 2005 compared with $20.1 million for the prior year.  This increase directly corresponds to the increase in operating revenue from reimbursed direct costs.  Changes by segment are discussed below.

General and administrative expenses increased $5.2 million, or approximately 20%, to $31.1 million for the year ended December 31, 2005 compared with $25.9 million for the prior year.  Excluding our subsidiaries acquired during 2005, general and administrative expenses increased $4.4 million, or approximately 17%, compared with the prior year.  This increase primarily results from the increase in the scope and complexity of our business, and is primarily the result of increases in compensation and related expenses, travel, and professional services.  Changes by segment are discussed below.

Depreciation and software and leasehold amortization expenses increased $0.8 million, or approximately 12%, to $7.3 million for the year ended December 31, 2005 compared with $6.5 million for the prior year.  Excluding our subsidiaries acquired during 2005, depreciation and software and leasehold amortization expenses increased $0.5 million, or approximately 8%, compared with the prior year primarily as a result of an increase in software amortization.

Amortization of identifiable intangible assets decreased $1.0 million to $6.8 million for the year ended December 31, 2005 compared with $7.8 million for the prior year.  This decrease is attributable to a $2.2 million decrease in amortization related to certain intangible assets acquired in the BSI acquisition that became fully amortized during 2005, offset by a $1.2 million increase in amortization related to intangible assets acquired subsequent to January 1, 2004.

Acquisition related expenses of $3.0 million for the year ended December 31, 2005 and $2.2 million for the prior year result from non-capitalized expenses for bonuses, legal, accounting and valuation services, and travel incurred in connection with potential and completed transactions.

Interest Expense

Interest expense increased $0.5 million, to $6.8 million for the year ended December 31, 2005 compared with $6.3 million of interest expense for the prior year.  This increase related to various components:

•                  Variable interest expense related to our credit facilities and fixed interest expense related to our convertible debt increased $0.7 million to $4.5 million during the year ended December 31, 2005 compared to $3.8 million for the prior year primarily as a result of an increase in our variable interest rate, partly offset by a decrease in weighted average borrowings outstanding during the year.

•                  Amortization of loan fees related to our credit facilities and our convertible debt offering decreased $1.0 million to $1.1 million during the year ended December 31, 2005 compared to $2.1 million for the prior year.  This decrease is primarily a result of amortization related to a short-term subordinated borrowing under the credit facility used to finance the acquisition of Poorman-Douglas in January 2004.  All fees related to this subordinated borrowing were amortized during 2004.

•                  Our convertible debt facility includes a provision allowing the convertible debt holders to extend the debt maturity from three years to six years.  Under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, this provision is accounted for as an embedded option.  At inception, the embedded option was valued at $1.2 million and the convertible debt balance was reduced by the same amount.  The convertible debt accretes approximately $0.1 million each quarter such that, at the end of three years, the convertible debt balance will total $50.0 million.  The embedded option must be revalued at each period end based on the probability weighted discounted cash flows related to the additional 4% interest rate payments which would be made if the convertible debt maturity is extended an additional three years.  While the changes in fair value of the embedded option and carrying value of the convertible debt do not affect our cash flow, the aggregate of these changes in value is accounted for as a current income or expense item and is included on our accompanying consolidated statement of operations as a component of interest expense.  During the year ended December 31, 2005, we recognized expense related to the convertible debt accretion and change in value of the embedded option of $1.0 million, compared with $0.3 million of such expense in the prior year.  If the embedded option is eventually exercised, the value assigned to the embedded option will be amortized to income as a reduction to our 4% convertible debt interest expense over the periods payments are made.  If the option is not exercised by some or all convertible debt holders, any remaining related value assigned to the embedded option will be recognized as a gain during that period.

Debt Extinguishment

During 2004, we replaced the senior portion of the credit facility used to finance the Poorman-Douglas transaction with our KeyBank credit facility.  As a result, during the year ended December 31, 2004, we recognized a $1.0 million charge for the write-off of loan fees related to the terminated credit facility.  We did not recognize any debt extinguishment expense during 2005.

Effective Tax Rate

Our effective tax rate to record the tax benefit related to our loss from continuing operations increased from 37.2% for the year ended December 31, 2004 to 38.4% for the year ended December 31, 2005.  The change in our 2005 effective tax benefit rate compared to the prior year is primarily the result of discrete events, including characterization of the loss from disposal of our discontinued operations from a business loss to a non-business loss and an increase in our research and expenditure credit.  Our tax benefit rate is higher than the statutory federal rate of 34% primarily due to state taxes.  Several of our subsidiaries operate primarily in New York City and are subject to state and local tax rates which are higher than the tax rates assessed by other jurisdictions where we operate.

Net Loss

Our net loss decreased to a $3.8 million net loss for the year ended December 31, 2005 compared with a $6.6 million net loss for the prior year.  This decrease in our net loss was primarily the result of an $8.0 million increase in revenue, primarily resulting from the inclusion of revenue from our electronic discovery business acquired during November 2005, and a $2.6 million decrease in direct costs, primarily resulting from a decrease in media campaign and advertising direct costs.  This decrease in our net loss was partly offset by a $5.2 million increase in our general and administrative expenses, a $1.9 million decrease in our tax benefit primarily resulting from the reduced pre-tax loss, and a $0.7 million decrease of income from operations of our discontinued infrastructure segment compared with 2004.

Business Segments

The following management discussion and analysis is presented on a basis consistent with the segment disclosure contained in note 15 of the notes to consolidated financial statements.

Electronic Discovery Segment

We entered the electronic discovery market through our acquisition of nMatrix on November 15, 2005, and nMatrix has been included in our results of operations since that date. For the year ended December 31, 2005, we recognized operating revenue before reimbursed direct costs of $3.6 million and incurred general and administrative expenses totaling $1.1 million.

Bankruptcy Trustee Segment

Bankruptcy trustee operating revenue before reimbursed direct costs increased  approximately 22% to $9.1 million for the year ended December 31, 2005 compared with $7.5 million for the prior year.  Effective October 1, 2003, we entered into a three year contract with our primary depository financial institution.  During the years ended December 31, 2005 and 2004, substantially all revenue related to this arrangement was deferred pending delivery of a final specified software upgrade under the contract provisions.  The increase in revenue in 2005 results primarily from deposits with financial institution marketing partnerships, which did not contain terms related to the delivery of a final specified software upgrade and, therefore, revenue was recognized pursuant to these arrangements.

Bankruptcy trustee direct costs and general and administrative expenses increased $1.2 million, or 11%, to $11.9 million for the year ended December 31, 2005 compared with $10.7 million for the prior year. This increase is primarily attributable to an increase in compensation related costs.

Settlements and Claims Segment

Settlements and claims operating revenue before reimbursed direct costs decreased 1% to $69.9 million for the year ended December 31, 2005 compared to $70.5 million for the prior year.  This was primarily attributable to a $9.0 million decrease in noticing requirements, largely offset by an increase in transaction processing and professional fees.  Our media campaign and advertising services are primarily connected with class action and bankruptcy customers for whom we provide case administration services.  Media campaign and advertising services vary significantly depending on the characteristics of the case.  Generally, cases in which the specific identity of members of the plaintiff class is unknown will require significantly more media campaign and advertising services than cases in which the specific identity of the members of the plaintiff class is known.  During 2004, we had several large cases in which the specific identity of the members of the plaintiff class was unknown and, therefore, required extensive media campaign and advertising services.  During 2005, the identities of the members of the plaintiff class on our large cases were known and, therefore, did not require extensive media campaign and advertising services.

Settlements and claims direct costs and general and administrative expenses, including reimbursed direct costs, decreased 2% to $64.6 million for the year ended December 31, 2005 compared with $66.1 million for the prior year.  This decrease primarily results from a $7.5 million decrease in cost of noticing related to the decrease in noticing revenue, partially offset by a $3.7 million increase in reimbursed direct costs and a $1.3 million increase in costs related to outside services.

Liquidity and Capital Resources

Operating Activities

During the year ended December 31, 2006, our operating activities provided net cash of $34.4 million.  The primary sources of cash from operating activities was net income of $35.1 million, adjusted for $48.8 million of non-cash charges and credits, primarily deferred tax expense of $20.0 million, share-based compensation of $5.4 million, and depreciation and amortization expense of $21.7 million.  These sources of cash were partly offset by a $49.5 million net use of cash resulting from changes in operating assets and liabilities.  The most significant change in operating assets and liabilities was a $59.2 million decrease in deferred revenue, primarily as a result of recognition of previously deferred amounts related to a three year arrangement that ended September 30, 2006.  This use of cash was partly offset by a $5.0 million decrease in income taxes refundable, primarily as a result of the receipt of refunds due to us, a $3.1 million increase in accounts payable and other liabilities, primarily as a result of the recognition of lease expense in excess of cash lease payments and normal fluctuations, and a $2.3 million decrease in trade accounts receivable.  Trade accounts receivable will fluctuate from period to period depending on the timing of collections.

Changes in operating assets and liabilities as a direct result of assets acquired or liabilities assumed have been excluded from our consolidated statements of cash flows.  However, subsequent to acquisition, cash flows related to these acquired assets and assumed liabilities are reflected in our consolidated statements of cash flows.  For example, accounts receivable and accounts payable acquired or assumed as a part of the transaction are not reflected, respectively, as a use or source of cash.  However, the subsequent collection or payment, respectively, of accounts receivable and accounts payable acquired or assumed as a part of the transaction are reflected as an operating source or use of cash, respectively.

Investing Activities

During the year ended December 31, 2006, we used cash of approximately $6.4 million to purchase property and equipment.  Our property and equipment purchases consisted primarily of computer-related hardware to support our electronic discovery and bankruptcy trustee businesses.  Enhancements to our existing software and development of new software is essential to our continued growth and we used cash of approximately $4.6 million to fund internal costs related to development of software for which technological feasibility has been established.  We also used approximately $3.6 million of cash to partly fund an acquisition.  We believe that cash generated from operations will be adequate to fund our anticipated property, equipment and software spending over the next year.

Financing Activities

During the year ended December 31, 2006, we paid approximately $10.0 million as a principal reduction on our senior term loan, we paid $4.7 million as a principal reduction on deferred acquisition debt, we paid $1.0 million due on capital leases, and we repaid, net of borrowings, $15.0 million of our senior revolving loan.  This financing use of cash was partly offset by $2.6 million of net proceeds from stock issued in connection with the exercise of employee share options.  As a result of the adoption of SFAS 123R, we also classify a portion of the tax benefit, referred to as excess tax benefit, that we realize on exercise of employee share options as a financing cash flow.  The effect of this accounting change was to recognize $0.2 million of excess tax benefit as a financing cash flow rather than as an operating cash flow.

As of December 31, 2006, our borrowings consisted of $52.2 million from the contingent convertible subordinated notes (including the fair value of the embedded option), $15.0 million under our senior term loan, $78.0 million under our senior revolving loan, and approximately $9.2 million of obligations related to capitalized leases and deferred acquisition price. Our convertible debt of $50.0 million matures on June 15, 2007.  The convertible notes will require the use of cash at their scheduled maturity in June 2007 if the note holders do not extend the maturity of the notes, at their option, and do not convert the notes into shares of our common stock.  If the maturity of the notes is extended or if they are converted into shares of our common stock prior to the scheduled maturity of those notes, then there will be no cash requirements associated with those convertible notes, other than the regular payment of interest on the outstanding notes.  We anticipate continuing to pay interest on the notes from cash flow from operations, and we anticipate paying the principal of any maturing notes from the sources discussed below.

As of December 31, 2006, significant financial covenants, all as defined within our credit facility agreement, include a leverage ratio not to exceed 3.95 to 1.00, a senior leverage ratio not to exceed 2.75 to 1.00, a fixed charge coverage ratio of not less than 1.25 to 1.00, and a current ratio of not less than 1.50 to 1.00.  As of December 31, 2006, we were in compliance with all covenants in our credit facility, including all financial covenants.

We may pursue acquisitions in the future.  Covenants contained in our credit facility and in our convertible notes may limit our ability to consummate an acquisition.  Pursuant to the terms of our credit facility, we generally cannot incur indebtedness outside the credit facility with the exception of capital leases and additional subordinated debt, with a limit of $100.0 million of aggregate subordinated debt.  Furthermore, for any acquisition we must be able to demonstrate that, on a pro forma basis, we would be in compliance with our covenants during the four quarters prior to the acquisition and we must obtain bank permission for any acquisition for which cash consideration exceeds $65.0 million or total consideration exceeds $125.0 million.

We believe that the funds generated from operations plus our existing cash resources and amounts available under our senior revolving loan facility will be sufficient over the next 12 months, and for the foreseeable future thereafter, to finance currently anticipated working capital requirements, software expenditures, property and equipment expenditures, common share price protection payments, if any, related to common shares issued in conjunction with the acquisition of our electronic discovery business, principal payments due under the credit facility, deferred acquisition price agreements and capital leases, interest payments due on our outstanding borrowings, and payments for other contractual obligations.  As noted above, if the holders of our outstanding convertible notes do not either (i) extend the maturity of those notes, at the option of the note holders, or (ii) convert the notes into shares of our common stock in accordance with the terms of the notes, those notes, in the outstanding principal amount of $50.0 million, will mature on June 15, 2007.  If those notes mature at that time, our cash flow from operations from the date of this report through that maturity date is not anticipated to be sufficient to pay those notes (after the uses of anticipated cash flow from operations to meet our other normal uses of cash described above).  Management believes we could increase liquidity to fund payment of these notes through a restructuring our credit facility, through the disposition of non-strategic assets, or through the issuance of debt or equity securities.

Off-balance Sheet Arrangements

Although we generally do not utilize off-balance sheet arrangements in our operations, we enter into operating leases in the normal course of business.  Our operating lease obligations are disclosed below under “Contractual Obligations” and also in note 6 of the notes to consolidated financial statements.  As discussed more fully in note 13 of the notes to consolidated financial statements, we guaranteed the price for approximately 1.8 million shares of our common stock issued in connection with the acquisition of nMatrix.

Contractual Obligations

The following table sets forth a summary of our contractual obligations and commitments, excluding periodic interest payments, as of December 31, 2006.

Payments Due By Period

(In Thousands)

Contractual Obligation	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years

Long-term obligations and future accretion (1)	$152,513	$68,393	$82,120	$2,000	$—
Employment agreements (2)	8,763	3,097	3,821	1,845	—
Capital lease obligations	178	48	65	65	—
Operating leases	42,893	5,947	11,299	10,020	15,627
Total	$204,347	$77,485	$97,305	$13,930	$15,627

(1)         A portion of the BSI, Hilsoft, and Epiq Advisory Services purchase prices were paid in the form of non-interest bearing notes or below market rate notes, which were discounted using an imputed rate of 5%, 8%, and 8%, respectively, per annum.  The discounts are accreted over the life of the note and each period’s accretion is added to the principal of the respective note.  The amount in the above contractual obligation table includes both the notes’ principal, as reflected on our December 31, 2006 consolidated balance sheet, and all future accretion.  If certain revenue objectives are satisfied, we will make additional payments, not to exceed $3.0 million, over the next five years to the former owners of Hilsoft.  Such payments, if any, are not included in the above contractual obligation table.  As of December 31, 2006, we had not made or accrued any additional payments.  Convertible debt is included at stated value of the principal redemption and excludes adjustments related to the embedded option, which will not be paid in cash.  Any conversion to our common stock of part or all of the convertible debt will reduce our cash obligation related to the convertible debt.

(2)         In conjunction with acquisitions, we have entered into employment agreements with certain key employees of the acquired companies.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159).  SFAS 159 permits the measurement of specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  Management is still evaluating the impact, if any, that the adoption of SFAS 157 will have on our financial position, results of operations, or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, (FIN 48) Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return.  Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits.  The provisions of this interpretation are effective for fiscal years beginning after December 15, 2005.  We will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings.  We are currently evaluating what effect the adoption of FIN 48 will have on our consolidated financial statements.

In October 2006, the FASB issued Staff Position No. FAS 123(R)-5, Amendment of FASB Staff Position 123(R)-1 (FSP 123(R)-5). FSP 123(R)-5, which amends FSP 123(R)-1, addresses instruments originally issued as employee compensation and later modified solely to reflect an equity restructuring that occurs when the holders are no longer employees. In that situation, no change in the recognition or measurement (due to change in classification) of those instruments will result if (i) there is no increase in the fair value of the award, or an antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (ii) all holders of the same class of equity instruments are treated in the same manner.  The guidance in FSP 123(R)-5 is to be applied in the first reporting period beginning after October 15, 2006.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In October 2006, the FASB issued Staff Position No. FAS 123(R)-6, Technical Corrections of FASB Statement No. 123(R) (FSP 123(R)-6). FSP 123(R)-6 was issued to make several technical corrections to SFAS 123(R).  These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award.  The guidance in FSP 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued.  We do not anticipate that adoption of this statement will have a material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements.  SAB No. 108 is effective for fiscal years ending after November 15, 2006.  The impact of this adoption was not material to our consolidated financial statements.